Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES RECORD SECOND QUARTER RESULTS

SPARKS, MD, JUNE 29 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record sales, net income and earnings per share for the second quarter ended May 31, 2004.

Sales for the quarter were $596 million, an increase of 13% versus the second quarter of 2003.  Higher volume, pricing and product mix contributed 9% of the increase of which 5% was attributable to the 2003 acquisition of Zatarain’s.  An increase of 4% was added by favorable foreign exchange rates.

Earnings per share from continuing operations for the second quarter increased 11% to 30¢ compared to 27¢ in the second quarter of 2003.  When comparing the two quarters, the 3¢ increase was the net result of the following:

•                  An excellent performance from the Company’s consumer and industrial businesses contributed an increase of 5¢ in the second quarter of 2004 compared to the prior year.  This was the net result of higher sales, improved gross profit margin and a $4 million increase in advertising expense.  Gross profit margin rose to 38.9% from 37.5% due to a positive shift in sales mix and success with cost reduction initiatives.

•                  In the second quarter of 2004, the Company recorded income of $9 million as a special credit related to the settlement of a class action lawsuit against suppliers of flavor enhancers, increasing earnings per share by 4¢.  The Company will use these funds for various sales growth and cost reduction initiatives throughout 2004.  In this regard, the Company recorded 2¢ of selling, general and administrative expense in connection with a plan to reorganize administrative and other functions in international locations.

•                  These increases in earnings per share were further offset by a 1¢ increase in special charges as compared to the second quarter of 2003.  These charges related to the streamlining actions announced in early 2002.

•                  Also, as compared to the second quarter of 2003, interest income for the second quarter of 2004 was 3¢ less than in 2003, which was the period during which the Company recorded a one-time interest payment in connection with the final settlement of the purchase price for the Ducros acquisition.

In summary, the 3¢ increase in earnings per share for the second quarter of 2004 was the net result of a 5¢ increase in operating results, a 4¢ increase from the lawsuit settlement, a 2¢ decrease from reorganization expense, a 1¢ decrease from special charges and a 3¢ decrease in interest income related to the 2003 purchase price settlement.

Results from McCormick’s consumer and industrial businesses follow.

Consumer Business

(in thousands)	Three Months Ended		Six Months Ended
	5/31/04	5/31/03	5/31/04	5/31/03
Net sales	$297,338	$247,772	$596,392	$484,059
Operating income	45,616	36,401	94,614	76,236

                For the second quarter, sales for McCormick’s consumer business rose 20% when compared to 2003.  Zatarain’s added 11% to sales, favorable foreign exchange added 5% and higher volume was the primary driver of an additional 4%.  Consumer sales in the Americas rose 24% with 17% from the Zatarain’s acquisition, 6% primarily from higher volumes and 1% from foreign exchange.  Sales volumes in the U.S. benefited from new distribution gained in 2003 with a leading dollar store chain and a major grocery retailer.  In addition to these volume increases, pricing was higher in the Americas for vanilla products in response to higher vanilla bean costs.  Consumer sales in Europe increased 13% for the quarter, with 12% due to favorable foreign exchange.   In the Asia/Pacific region, sales increased 15% with 13% due to favorable foreign exchange and 2% due primarily to higher volumes.

Operating income from continuing operations for the consumer business increased 25% to $46 million for the second quarter of 2004.  This increase was driven by strong sales performance and increased margins, offset in part by a $4 million increase in advertising related to new product launches.  Also affecting operating income in the second quarter were costs of $3 million associated with the reorganization of administrative and other functions.

Industrial Business

(in thousands)	Three Months Ended		Six Months Ended
	5/31/04	5/31/03	5/31/04	5/31/03
Net sales	$298,826	$280,140	$572,134	$529,300
Operating income	28,913	29,489	54,271	52,201

For the second quarter of 2004, sales for McCormick’s industrial business increased 7% when compared to 2003. Price and product mix were the primary drivers of a 4% increase, and favorable foreign exchange added another 3%.  Higher costs for certain raw materials including vanilla, cheese and soy oil led to higher prices.  Continued emphasis on more value-added products continues to improve the product mix for this business.  In the Americas, industrial sales rose 5% with a continuation of strong sales to restaurant customers driven in part by new products.  Industrial sales in Europe increased 13% for the quarter, with foreign exchange contributing 14%. A shift in emphasis to higher margin food service products resulted in reduced sales of certain lower margin products. In the Asia/Pacific region, industrial sales rose 12%, with an 8% increase from foreign exchange and the remaining increase from higher volumes.

In the second quarter of 2004, industrial business operating income declined 2% to $29 million.   Higher sales and improved margins for the quarter led to an increase of $3 million or 13% for this business.  This was offset by a decrease of $4 million in operating income due to costs associated with the reorganization of administrative and other functions and special charges related to streamlining actions announced early in 2002.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “We are pleased to report record sales, net income and earnings per share for the second quarter and first half of 2004.  Employees throughout McCormick are working to grow sales and improve efficiency, and we are seeing the results of these efforts.

“As we assess our progress mid-year in 2004, we have made great strides in four key areas:

•                  “First, we have achieved impressive base business results year-to-date.  Net sales are up 15% with 5% from acquisitions, 5% from favorable foreign exchange and 5% from our core businesses.  This core business increase is being driven by new products, new distribution, more effective marketing, pricing and a continued shift to more value-added products.  Success with our sales growth initiatives, together with more efficient operations, added nearly a full percentage point to gross profit margin.  Cash from operations was $66 million, up from $13 million in the first half of 2003.  Our business has great momentum as we move into the second half of 2004.

•                  “Second, we have completed the transition of our U.S. industrial businesses to the B2K program.  This means both consumer and industrial facilities in the U.S. are using a common system and similar processes, positioning us to improve efficiency in all parts of our operations.  With these capabilities and progress with supply chain initiatives, we are on track to achieve our $15 million target of cost savings in 2004.  The opportunity for future savings expands as we move international operations onto the SAP platform in 2005.

•                  “Third, the integration plans for our 2003 acquisitions are on track, and the sales and profit results from these businesses have exceeded our expectations.  We continue to seek acquisitions that expand our flavor delivery for both the consumer and industrial businesses.

•                  “And fourth, we received a settlement related to a class action lawsuit in March 2004 and recorded income of $9 million in the second quarter.  We have already begun to reinvest these funds to grow sales and improve operations.  To that end, we have initiated a plan to reorganize administrative and other functions in international locations.  We recorded costs of $4 million associated with this action in the second quarter.

“Given our first half results and current financial projections, we expect sales for the year to increase at a low double-digit rate.  Our earnings per share objective for 2004 remains in a $1.51 to $1.54 range as we invest in initiatives to grow sales and reduce costs.   We continue to expect cash from operations after net capital expenditures and dividends to exceed $100 million and have been using a portion of this cash to repurchase shares.

“We have reported great results for the first half of 2004 and are excited about our new products, marketing plans and cost improvements for the second half.  We are highly confident that 2004 will be another record year for McCormick. “

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site http://www.mccormick.com.  Click on “Company Information” then “Investor Services,” and follow directions to listen to the call.  At this same location, a replay of the call will be available for one week following the live call.  Past press releases and additional information can be found at the Company’s website.

Forward-looking Statement

                Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

                McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2004

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In thousands except per-share data)

	Three Months Ended		Six Months Ended
	5/31/2004	5/31/2003	5/31/2004	5/31/2003
Net sales	$596,164	$527,912	$1,168,526	$1,013,359
Cost of goods sold	364,238	330,138	714,913	629,455
Gross profit	231,926	197,774	453,613	383,904
Gross profit margin	38.9%	37.5%	38.8%	37.9%
Selling, general & administrative expense	168,652	140,945	328,885	271,924
Special charges / (credits)	(6,448)	472	(6,379)	592
Operating income	69,722	56,357	131,107	111,388
Interest expense	9,695	9,679	19,267	19,190
Other income, net	(536)	(5,972)	(684)	(6,613)
Income from consolidated operations before income taxes	60,563	52,650	112,524	98,811
Income taxes	18,713	15,682	34,769	29,888
Net income from consolidated operations	41,850	36,968	77,755	68,923
Income from unconsolidated operations	1,825	2,479	5,085	5,326
Minority interest	(822)	(951)	(1,881)	(2,326)
Net income from continuing operations	42,853	38,496	80,959	71,923
Discontinued operations, net of tax	-	1,463	-	3,175
Net income	$42,853	$39,959	$80,959	$75,098
Earnings per share - basic:
Net income from continuing operations	$0.31	$0.28	$0.59	$0.52
Net income from discontinued operations	$-	$0.01	$-	$0.02
Net income	$0.31	$0.29	$0.59	$0.54
Earnings per share - diluted:
Net income from continuing operations	$0.30	$0.27	$0.57	$0.50
Net income from discontinued operations	$-	$0.01	$-	$0.02
Net income	$0.30	$0.28	$0.57	$0.53

Average shares outstanding - basic	137,679	139,202	137,519	139,575

Average shares outstanding - assuming dilution	142,494	142,410	142,133	142,427

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In thousands)

	5/31/2004	5/31/2003
Assets
Current assets
Cash and cash equivalents	$16,125	$24,994
Receivables, net	313,607	289,829
Inventories, net	373,974	358,400
Prepaid expenses and other current assets	37,416	37,298
Current assets of discontinued operations	-	62,604
Total current assets	741,122	773,125
Property, plant and equipment, net	456,556	425,217
Goodwill and intangible assets, net	727,505	528,918
Prepaid allowances	79,711	102,405
Investments and other assets	129,287	130,684
Non-current assets of discontinued operations	-	75,548
Total assets	$2,134,181	$2,035,897

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$142,810	$153,238
Trade accounts payable	166,188	182,524
Other accrued liabilities	299,382	270,172
Current liabilities of discontinued operations	-	25,627
Total current liabilities	608,380	631,561
Long-term debt	495,884	451,529
Other long-term liabilities	204,904	209,139
Long-term liabilities of discontinued operations	-	113
Total liabilities	1,309,168	1,292,342
Minority interest	23,780	22,341
Shareholders’ equity
Common stock	312,192	246,725
Retained earnings	448,459	470,547
Accumulated other comprehensive income (loss)	40,582	3,942
Total shareholders’ equity	801,233	721,214
Total liabilities and shareholders’ equity	$2,134,181	$2,035,897

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	5/31/2004	5/31/2003
Cash flows from continuing operating activities
Net income	$80,959	$75,098
Net income from discontinued operations	-	(3,175)
Net income from continuing operations	80,959	71,923
Adjustments to reconcile net income from continuing operations to net cash flow from continuing operating activities:
Depreciation and amortization	34,702	30,990
(Gain) / loss on sale of fixed assets	(277)	443
Income from unconsolidated operations	(5,085)	(5,327)
Changes in operating assets and liabilities	(44,794)	(92,105)
Dividends from unconsolidated affiliates	900	6,697
Net cash flow from continuing operating activities	66,405	12,621

Cash flows from continuing investing activities
Acquisition of businesses	-	(19,517)
Purchase price adjustment	-	50,007
Capital expenditures	(27,654)	(40,137)
Proceeds from sale of fixed assets	1,271	2,047
Net cash flow from continuing investing activities	(26,383)	(7,600)

Cash flows from continuing financing activities
Short-term borrowings, net	(28,686)	15,363
Long-term debt borrowings	49,788	-
Long-term debt repayments	(260)	(166)
Common stock issued	56,663	18,097
Common stock acquired by purchase	(93,002)	(35,075)
Dividends paid	(38,561)	(30,727)
Net cash flow from continuing financing activities	(54,058)	(32,508)

Effect of exchange rate changes on cash and cash equivalents	5,020	12,764
Net cash flow from discontinued operations	-	(7,615)

Decrease in cash and cash equivalents	(9,016)	(22,338)
Cash and cash equivalents at beginning of period	25,141	47,332

Cash and cash equivalents at end of period	$16,125	$24,994